Contacts:  Thomas Davies
                                                     Todd Fogarty
                                                  Kekst & Company
                                                     212-593-2655

                                            FOR IMMEDIATE RELEASE
                                            ---------------------

            HENKEL BEGINS RECEIVING LOCTITE INFORMATION

      DUSSELDORF, GERMANY, November 27, 1996 -- HENKEL KGaA announced today it had met with Loctite Corporation on November 26, 1996 to hear presentations about Loctite. Henkel also announced that Loctite has agreed to provide Henkel and its subsidiary HC Investments, Inc. with access to certain information, including projections, regarding Loctite that had been gathered or prepared by Loctite for the purpose of its being provided to potential acquirors of Loctite.

      HC Investments' tender offer for all of the Common Stock of
Loctite is scheduled to expire at 5:00 p.m., New York City time, on Monday, January 6, 1997.
                               * * *


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